3: PSS S-8 FOR ELITE PROGRAM Partner

As filed with the Securities and Exchange Commission July 25, 2002.

File No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGL RESOURCES INC.

(Exact Name of Issuer as Specified in its Charter)
Georgia	58-2210952
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

817 West Peachtree Street, N.W.

Atlanta, Georgia 30308

(404) 584-9470

(Address, including zip code, and telephone number of Principal Executive Offices)

AGL Resources Inc. Amended and Restated Long-Term Incentive Plan (1999)

(Full Titles of the Plan)

Paul R. Shlanta Senior Vice President and General Counsel AGL Resources Inc. 817 West Peachtree Street, N.W. Atlanta, Georgia 30308 (404) 584-9470 (Name and address of agent for service)	Copy to: Laura G. Thatcher Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7546

_______________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $5.00 par value (and associated Preferred Share Rights)	2,700,000 (1)	$18.91 (2)	$51,057,000.00	$4,697.24

(1) The shares of Common Stock being registered represent 2,700,000 shares of Common Stock that may be issued upon the grant or exercise of awards under the AGL Resources Inc. Amended and Restated Long-Term Incentive Plan (1999). An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the antidilution provisions of any of the Plan become operative.

(2) Determined in accordance with Rule 457(h), based on the average of the high and low prices of the Registrant's Common Stock reported on the New York Stock Exchange on July 22, 2002.

PART I INFORMATION REQUIRED IN The Section 10(a) Prospectus

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

(b) Upon written or oral request, AGL Resources Inc. (the "Registrant") will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information, should be directed to the Office of Assistant Corporate Secretary, at (404) 584-9470.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and deemed to be a part hereof from the date of the filing of such documents:

(a) The Registrant's Annual Report on Form 10-K for the year ended September 30, 2001; and

(b) The description of the Registrant's Common Stock contained in Item 4 of the Registrant's Registration Statement on Form 8-B (Registration No. 001-14174), filed under Section 12(b) of the Exchange Act, as declared effective by the Commission on March 12, 1996, and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities that remain unsold, will be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained in any other subsequently filed document which is also incorporated herein by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the shares of the Registrant's Common Stock offered pursuant to the Registration Statement will be passed upon by Paul R. Shlanta, Senior Vice President and General Counsel of the Registrant. Mr. Shlanta is an officer of and receives compensation from the Registrant.

Item 6. Indemnification of Directors and Officers

Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties as directors; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity. The provisions of Article VII of the Registrant's Articles of Amendment and Restatement (the "Articles") are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code outlined above, and Article VII provides that the liability of directors of the Registrant shall be limited to the fullest extent permitted by amendments to Georgia law.

Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees and agents. Section 14-2-851 of the Georgia Code provides for indemnification of a director of the Registrant for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including civil actions brought as derivative actions by or in the right of the Registrant) in which he may become involved by reason of being a director of the Registrant. Section 14-2-851 also provides such indemnity for directors who, at the request of the Registrant, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. The Section permits indemnification if the director, while acting in his official capacity as a director, acted in a manner he reasonably believed in good faith to be in the best interest of the Registrant or, if not acting in his official capacity, acted in a manner he reasonably believed in good faith was at least not opposed to the best interests of the corporation and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding. However, if the director is adjudged liable to the Registrant in a derivative action or on the basis that personal benefit was improperly received by him, the director will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854.

Section 14-2-852 of the Georgia Code provides that directors who are wholly successful with respect to any claim brought against them, which claim is brought because they are or were directors of the Registrant, are entitled to indemnification against reasonable expenses as of right. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (i) by the majority vote of the disinterested members of the board of directors provided there are at least two disinterested directors, (ii) by a committee consisting of two or more disinterested directors duly designated by the disinterested members (at least two) of the board of directors, (iii) by special legal counsel, or (iv) by the shareholders, but, in such event, the shares owned by or voted under the control of directors seeking indemnification may not be voted.

Section 14-2-857 of the Georgia Code provides that an officer of the Registrant (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. The Registrant may indemnify and advance expenses to an officer who is not a director except for liability arising from his or her appropriation, in violation of the officer's duties, of any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption or otherwise) as provided in Section 14-2-832 of the Georgia Code. In addition, the Registrant may, as provided by its Articles, Bylaws, general or specific actions by its Board of Directors, or by contract, indemnify and advance expenses to an employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

The provisions of Article IX of the Registrant's Articles provide for indemnification by the Registrant to the full extent permitted by, and the provisions of Section 2.15 of the Registrant's Bylaws are similar in all substantive respects to, the provisions of the Georgia Code outlined above.

Officers and directors of the Registrant are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act" including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. The cost of such insurance is borne by the Registrant as permitted by the Bylaws of the Registrant and the laws of the State of Georgia.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 1, 2002.

AGL RESOURCES INC.

By: /s/ Paula G. Rosput

Paula G. Rosput

President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Shlanta and Richard T. O'Brien, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 of AGL Resources Inc. relating to the AGL Resources Inc. Long-Term Incentive Plan (1999) and any or all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated as of February 1, 2002.

Signatures Title

/s/ PAULA G. ROSPUT Paula G. Rosput	President, Chief Executive Officer (Principal Executive Officer) and Director
/s/ RICHARD T. O'BRIEN Richard T. O'Brien	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ ARTHUR E. JOHNSON Arthur E. Johnson	Director
/s/ OTIS A. BRUMBY, JR. Otis A. Brumby, Jr.	Director
/s/ ROBERT S. JEPSON, JR. Robert S. Jepson, Jr.	Director
/s/ WYCK A. KNOX, JR. Wyck A. Knox, Jr.	Director
/s/ DENNIS M. LOVE Dennis M. Love	Director
/s/ KAREN R. OSAR Karen R. Osar	Director
/s/ D. RAYMOND RIDDLE D. Raymond Riddle	Director
/s/ JAMES A. RUBRIGHT James A. Rubright	Director
/s/ FELKER W. WARD, JR. Felker W. Ward, Jr.	Director

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1

Amended and Restated Articles of Incorporation of AGL Resources Inc. (Incorporated by reference to Exhibit B, Proxy Statement and Prospectus filed as part of Amendment No. 1 to the Registrant's Registration Statement on Form S-4 (File No. 33-99826).)

4.2

Bylaws of AGL Resources Inc., as amended and restated on October 30, 2001 (Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 (File No. 3001-14174).)

5.1	Opinion of Paul R. Shlanta, Esq., Senior Vice President and General Counsel of AGL Resources Inc., as to the validity of the shares of the Common Stock of AGL Resources Inc. registered hereby.
23.1	Consent of Paul R. Shlanta, Esq., Senior Vice President and General Counsel of AGL Resources Inc. (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, independent accountants for AGL Resources Inc.
24.1	Power of Attorney (included on signature page of this Registration Statement)